Exhibit 5.1

June 13, 2006

Board of Directors

Sovereign Bancorp, Inc.

1500 Market Street

Philadelphia, Pennsylvania 19102

Ladies and Gentlemen:

We have acted as counsel to Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of up to 194,844 shares of the Company’s common stock, no par value per share (the “Common Stock”) issuable upon the exercise of outstanding stock options (the “Options”) and the satisfaction of vesting criteria of restricted stock units (the “Stock Units”) awarded by the Company pursuant to the Independence Community Bank Corp. 2005 Stock Incentive Plan and Trust (the “Plan”), which was assumed by the Company upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 24, 2005, by and among the Company, Iceland Acquisition Corp. and Independence Community Bank Corp. (the “Agreement”).

In our capacity as counsel to the Company, we have reviewed:

(1)	the Pennsylvania Business Corporation Law of 1988, as amended;
(2)	the Company’s articles of incorporation;
(3)	the Company’s bylaws;
(4)	the Registration Statement;
(5)	the Agreement;
(6)	the Plan;
(7)	a copy of a form of the Company’s Common Stock certificate; and
(8)	resolutions adopted by the Company’s board of directors on April 20, 2006.

Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plan, will be legally issued by the Company, fully paid, and non-assessable.

For purposes of this opinion, we have assumed that (i) the shares of Common Stock issuable pursuant to the exercise of the Options will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of the Options; (ii) on the dates the Options were granted, the Options constituted valid, legal and binding obligations of the Company and are enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization, and other laws and legal principles affecting the enforceability of creditors’ rights generally); (iii) the shares of Common Stock issuable upon the vesting of the Stock Units will continue to be validly authorized on the dates the Common Stock is issued pursuant to the vesting of the Stock Units; (iv) on the dates the Stock Units were awarded, the Stock Units constituted valid, legal and binding obligations of the Company and are enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization, and other laws and legal principles affecting the enforceability of creditors’ rights generally); (v) no change occurs in applicable law or the pertinent facts; and (vi) the provisions of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stevens & Lee

STEVENS & LEE